Exhibit 8.2

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: 808-352-0749
Majuro, MH 96960	Email: dreeder.rmi@gmail.com
Marshall Islands

February 27, 2020

Atlas Corp.

2600-200 Granville Street

Vancouver, BC V6C 1S4

Canada

Re: Atlas Corp.

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to Atlas Corp., a corporation formed under the laws of the RMI (the “Corporation”), in connection with the filing of Post-Effective Amendment No. 3 to Registration Statement on Form F-3, File No. 333-195571, as amended the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), relating to the registration of 3,633,340 common shares, par value US$0.01 per share, of the Corporation.

In connection therewith, we have prepared the discussion included in the Registration Statement under the caption “Material Non-United States Tax Considerations – Material Republic of the Marshall Islands Tax Considerations” (the “Discussion”), and we hereby confirm that the Discussion sets forth our opinion with respect to the matters set forth therein as of the date of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us and this opinion in the Registration Statement. This consent does not constitute an admission that we are an “expert” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Dennis J. Reeder

Reeder & Simpson, P.C.